MECHEL REPORTS THE 1Q 2012 FINANCIAL RESULTS

Revenue amounted to $3.0 billion
Consolidated adjusted EBITDA amounted to $463 million
Net income attributable to shareholders of Mechel OAO amounted to $218 million

Moscow, Russia – June 20, 2012 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, today announced financial results for the 1Q 2012.

Mechel OAO’s Chief Executive Officer Yevgeny Mikhel commented on the 1Q 2012 financial results:
“In this year’s first quarter, the company focused its efforts on implementing measures launched in the end of last year, aimed at optimizing operational planning and management of working capital, as well as improving our debt portfolio’s structure.
“As a result of the accounting period, despite the volatile market situation due to remaining difficulties in economic development of certain countries and regions that are customers of the Group’s products, we managed to make good on key issues — we optimized the debt, retained high levels of revenue and freed significant amount of funds by reducing stock, thus significantly improving the Group’s operational cash flow.”

Consolidated Results For The 1Q 2012

US$ thousand	1Q 2012	1Q 2011	Change Q-on-Q
Revenue from external customers	2,950,047	2,934,491	0.5%

Intersegment sales	468,563	545,338	-14.1%

Operating income	314,027	448,354	-30.0%

Operating margin	10.64%	15.28%	-

Net income attributable to shareholders of Mechel OAO	218,019	309,116	-29.5%

Adjusted EBITDA (1) (2)	463,402	566,852	-18.2%

Adjusted EBITDA, margin (1)	15.71%	19.32%	-

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

US$ thousand	1Q 2012	4Q 2011	Change Q-on-Q
Revenue from external customers	2,950,047	2,929,159	0.7%

Intersegment sales	468,563	482,166	-2.8%

Operating income	314,027	377,494	-16.8%

Operating margin	10.64%	12.89%	-

Net income attributable to shareholders of Mechel OAO	218,019	201,155	8.4%

Adjusted EBITDA (1) (2)	463,402	536,342	-13.6%

Adjusted EBITDA, margin (1)	15.71%	18.31%	-

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

The net revenue in 1Q 2012 increased by 0.5% and amounted to $3.0 billion compared to $2.9 billion in 1Q 2011. The operating income decreased by 30.0% and amounted to $314 million or 10.64% of the net revenue, compared to the operating income of $448 million or 15.28% of the net revenue in 1Q 2011.

In 1Q 2012, Mechel’s consolidated net income attributable to shareholders of Mechel OAO decreased by 29.5% to $218.1 million compared to the consolidated net income attributable to shareholders of Mechel OAO of $309.1 million in 1Q 2011.

The consolidated adjusted EBITDA in 1Q 2012 decreased by 18.2% to $463.4 million, compared to $566.9 million in 1Q 2011. Depreciation, depletion and amortization in 1Q 2012 for the Company were $155.9 million, an increase of 11.2% compared to $140.2 million in 1Q 2011.

Mining Segment Results For The 1Q 2012

US$ thousand	1Q 2012	1Q 2011	Change Q-on-Q
Revenue from external customers	932,741	828,124	12.6%

Intersegment sales	225,599	260,260	-13.3%

Operating income	275,568	292,056	-5.6%

Net income attributable to shareholders of Mechel OAO	241,504	290,675	-16.9%

Adjusted EBITDA(1) (2)	358,116	361,193	-0.9%

Adjusted EBITDA, margin (3)	30.92%	33.19%	—

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	1Q 2012	4Q 2011	Change Q-on-Q
Revenue from external customers	932,741	1,061,435	-12.1%

Intersegment sales	225,599	263,744	-14.5%

Operating income	275,568	497,417	-44.6%

Net income attributable to shareholders of Mechel OAO	241,504	439,066	-45.0%

Adjusted EBITDA(1) (2)	358,116	592,825	-39.6%

Adjusted EBITDA, margin (3)	30.92%	44.74%	—

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales

Mining Segment Output and Sales For The 1Q 2012

Production:

	1Q 2012,	1Q 2011,	1Q 2012 vs.
Product name	thousand tonnes	thousand tonnes	1Q 2011, %
Coal (run-of-mine)	6,413	5,985	7%

Product Sales:

	1Q 2012,	1Q 2011,	1Q 2012 vs.
Product name	thousand tonnes	thousand tonnes	1Q 2011, %
Coking coal concentrate	3,181	2,803	14%

Including coking coal concentrate supplied to Mechel enterprises	628	825	-24%

PCI	503	138	265%

Anthracites	614	488	26%

Including anthracites supplied to Mechel enterprises	58	84	-31%

Steam coal	1,504	1,855	-19%

Including steam coal supplied to Mechel enterprises	355	459	-23%

Iron ore concentrate	1,118	1,068	5%

Including iron ore concentrate supplied to Mechel enterprises	150	462	-68%

Coke	889	899	-1%

Including coke supplied to Mechel enterprises	669	576	16%

Mining segment’s revenue from external customers in 1Q 2012 totaled $932.7 million or 32% of the consolidated net revenue, an increase of 12.6% over net segment’s revenue from external customers of $828.1 million, or 28% of the consolidated net revenue in 1Q 2011.

The operating income in the mining segment in 1Q 2012 decreased by 5.6% to $275.6 million, or 23.8% of total segment’s revenue, compared to the operating income of $292.1 million, or 26.8% of total segment revenue for the 1Q 2011. The adjusted EBITDA in the mining segment in 1Q 2012 decreased by 0.9% and amounted to $358.1 million compared to segment’s adjusted EBITDA of $361.2 million in 1Q 2011. The adjusted EBITDA margin for the mining segment in 1Q 2012 was 30.9% compared to 33.2% in 1Q 2011. Depreciation, depletion and amortization in the mining segment amounted to $81.6 million which is 1.7% lower than $83.0 million in 1Q 2011.

Mechel Mining Management Company OOO’s Chief Executive Officer Boris Nikishichev commented on the mining segment’s results: “Throughout the first quarter of 2012, the segment had to work in difficult conditions. Despite the continuing decrease in demand and correction of prices for raw materials, as well as temporary idling of several mines in Southern Kuzbass, we managed to retain high volume of coal product sales and increase the sales of iron ore concentrate, which ultimately ensured positive financial results of the entire division’s work.
“At Elga, now that rail tracks are laid along the entire way to the deposit, chief resources are focused on constructing a seasonal washing plant, in order to begin production and sales of coking coal concentrate as soon as possible. Once the construction of the plant is completed this summer we will ship off the first load of coking coal concentrate, starting to get returns on the large-scale investment into the project.
“Besides that, at Southern Kuzbass mining was resumed at the Sibirginskaya Underground mine in May, and construction of the mine’s second line, which will boost its annual capacity up to 2.4 million tonnes of coking coal, is fully under way.
“Recently we saw prices stabilize and Asian customers’ demand go up, creating a basis for improvement of the segment’s operational results in the second half of the year.”

Steel Segment Results For The 1Q 2012

US$ thousand	1Q 2012	1Q 2011	Change Q-on-Q
Revenue from external customers	1,649,133	1,757,122	-6,1%

Intersegment sales	78,989	88,951	-11,2%

Operating income	10,666	125,592	-91,5%

Net (loss) / income attributable to shareholders of Mechel OAO	(15,564)	15,181	-202,5%

Adjusted EBITDA (1) (2)	48,589	149,803	-67,6%

Adjusted EBITDA, margin (3)	2.81%	8.11%	-

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	1Q 2012	4Q 2011	Change Q-on-Q
Revenue from external customers	1,649,133	1,541,256	7.0%

Intersegment sales	78,989	76,120	3.8%

Operating income / (loss)	10,666	(86,173)	112.4%

Net loss attributable to shareholders of Mechel OAO	(15,564)	(194,389)	92.0%

Adjusted EBITDA (1) (2)	48,589	(49,806)	197.6%

Adjusted EBITDA, margin (3)	2.81%	-3.08%	-

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Steel Segment Output and Sales For The 1Q 2012

Production:

	1Q 2012,	1Q 2011,	1Q 2012 vs.
Product name	thousand tonnes	thousand tonnes	1Q 2011, %
Pig iron	1,023	1,013	1%

Steel	1,655	1,588	4%

Product Sales:

	1Q 2012,	1Q 2011,	1Q 2012 vs.
Product name	thousand tonnes	thousand tonnes	1Q 2011, %
Flat products	214	189	14%

Including those produced by third parties	141	125	13%

Long products	937	837	12%

Including those produced by third parties	196	168	16%

Billets	540	681	-21%

Including those produced by third parties	268	480	-44%

Hardware and welded mesh	213	207	3%

Including those produced by third parties	11	9	15%

Forgings	18	15	21%

Stampings	28	27	5%

Mechel’s steel segment’s revenue from external customers in 1Q 2012 amounted to $1.6 billion, or 56% of the consolidated net revenue, a decrease of 6.1% over the net segment’s revenue from external customers of $1.8 billion, or 60% of consolidated net revenue, in 1Q 2011.

In 1Q 2012, the steel segment’s operating income decreased by 91.5% and totaled $10.7 million, or 0.6% of total segment’s revenue, versus the operating income of $125.6 million, or 6.7% of total segment’s revenue, in 1Q 2011. The adjusted EBITDA in the steel segment in 1Q 2012 decreased by 67.6% and amounted to $48.6 million, compared to the adjusted EBITDA of $149.8 million in 1Q 2011. The adjusted EBITDA margin of the steel segment was 2.81% in 1Q 2012, versus the adjusted EBITDA margin of 8.11% in 1Q 2011. Depreciation and amortization in steel segment rose by 50.2% from $29.1 million in 1Q 2011 to $43.7 million in 1Q 2012.

Mechel-Steel Management Company OOO’s Chief Executive Officer Andrey Deineko commented on the steel segment’s results: “In the first quarter of 2012, the division showed a marked improvement of its results compared to the previous reporting period. Despite a seasonal low in demand for steel products, we managed to increase sales, significantly reducing stock at our Mechel Service Global sales network. In the first quarter, alone stock went down by over 200,000 tonnes, yielding additional funds to the working capital. At the same time, due to some decrease in prices on incoming raw materials, we retained control over the cost of the products manufactured by our key production assets, in some cases managing to decrease them by approximately10%. As a result we not only increased revenue, but achieved operating income and a positive EBITDA.
“Moreover, we must note improvements in the structure of the segment’s sales, compared to last year’s first quarter. The finished products’ share showed a marked growth as sales of semi-finished products shrank, which is due to the launch of processing facilities and increase of their load. Commissioning of the universal rolling mill at Chelyabinsk Metallurgical Plant, whose construction will be completed this year, will give additional support to the division’s results.”

Ferroalloys Segment Results For The 1Q 2012

			Change
US$ thousand	1Q 2012	1Q 2011	Q-on-Q
Revenue from external customers	124,730	124,134	0.5%

Intersegment sales	27,814	52,665	-47.2%

Operating (loss) / income	(33,770)	11,859	-384.8%

Net loss attributable to shareholders of Mechel OAO	(56,040)	(2,247)	-2,394.0%

Adjusted EBITDA (1) (2)	(7,498)	35,106	-121.4%

Adjusted EBITDA, margin (3)	-4.92%	19.86%	-

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	1Q 2012	4Q 2011	Q-on-Q
Revenue from external customers	124,730	115,888	7.6%

Intersegment sales	27,814	15,997	73.9%

Operating loss	(33,770)	(35,929)	6.0%

Net loss attributable to shareholders of Mechel OAO	(56,040)	(39,141)	-43.2%

Adjusted EBITDA (1) (2)	(7,498)	(11,223)	33.2%

Adjusted EBITDA, margin (3)	-4.92%	-8.51%	—

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Product Sales:

	1Q 2012,	1Q 2011,	1Q 2012 vs. 1Q
Product name	thousand tonnes	thousand tonnes	2011, %
Nickel	4.2	3.6	19%

Including nickel supplied to Mechel enterprises	0.6	1.2	-49%

Ferrosilicon	18	23.9	-25%

Including ferrosilicon supplied to Mechel enterprises	7.2	6.9	5%

Chrome	17.2	11.3	52%

Including chrome supplied to Mechel enterprises	2.5	3.3	-26%

Ferroalloys segment’s revenue from external customers in 1Q2012 amounted to $124.7 million, or 4% of the consolidated net revenue, an increase of 0.5% compared with the segment’s revenue from external customers of $124.1 million or 4% of the consolidated net revenue, in 1Q2011.

In 1Q2012, the operating loss in the ferroalloys segment totaled $33.8 million, or -22.1% of total segment’s revenue, as compared to operating income of $11.9 million, or 6.7% of total segment’s revenue, in 1Q2011. The adjusted EBITDA in the ferroalloys segment in 1Q2012 decreased by 121.4% and amounted to negative $7.5 million, compared to segment’s adjusted EBITDA of $35.1 million in 1Q2011. The adjusted EBITDA margin of the ferroalloys segment comprised -4.9% in 1Q2012 compared to the adjusted EBITDA margin of 19.9% in 1Q2011. Ferroalloys segment’s depreciation, depletion and amortization in 1Q2012 were $26.5 million, an increase of 18.3% over $22.4 million in 1Q2011.

Mechel-Energo OOO’s Chief Executive Officer Yuriy Yampolskiy noted: “In the first quarter of 2012 compared to the 4th quarter of 2011, the division continued its trend toward improvement of financial results. During the period of traditionally high capacity load and significant sales, the division increased its revenue and, having demonstrated a significant increase in operation income and EBITDA, showed net profit. Priority rates in the growth of electricity prices, decrease in fuel expense, and a lower share of semi-fixed costs per product unit together with growing production volumes had a positive impact on the division’s results.”

Power Segment Results for The 1Q 2012

			Change
US$ thousand	1Q 2012	1Q 2011	Q-on-Q
Revenue from external customers	243,442	225,110	8.1%

Intersegment sales	136,162	143,462	-5.1%

Operating income	24,879	33,535	-25.8%

Net income attributable to shareholders of Mechel OAO	11,435	20,194	-43.4%

Adjusted EBITDA (1) (2)	27,510	35,437	-22.4%

Adjusted EBITDA, margin(3)	7.25%	9.61%	—

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	1Q 2012	4Q 2011	Q-on-Q
Revenue from external customers	243,442	210,579	15.6%

Intersegment sales	136,162	126,305	7.8%

Operating income	24,879	688	3,516.1%

Net income / (loss) attributable to shareholders of Mechel OAO	11,435	(5,907)	293.6%

Adjusted EBITDA (1) (2)	27,510	3,019	811.2%

Adjusted EBITDA, margin(3)	7.25%	0.90%	—

(1)	See Attachment A.

(2)	Adjusted EBITDA is EBITDA adjusted for effects of forex gain/(loss), net result on the disposal of non-current assets, amounts attributable to non-controlling interests and interest income.

(3)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Power Segment Output and Sales For The 1Q 2012

			1Q 2012 vs. 1Q 2011,
Product name	1Q 2012	1Q 2011%
Electric power generation (ths. kWh)	1,213,029	1,150,318	5%

Heat power generation (Gcal)	3,140,876	2,704,464	16%

Mechel’s power segment’s revenue from external customers in 1Q 2012 comprised $243.4 million, or 8% of consolidated net revenue, an increase of 8.1% compared with the segment’s revenue from external customers of $225.1 million or 8% of consolidated net revenue in 1Q2011.

The operating income in the power segment in 1Q2012 amounted to $24.9 million, or 6.6% of the total segment’s revenue in the same period, a decrease of 25.8% compared to the operating income of $33.5 million, or 9.1% of the total segment’s revenue, in 1Q2011. The adjusted EBITDA in the power segment in 1Q2012 went down by 22.4% totaling $27.5 million, compared to the adjusted EBITDA of $35.4 million in 1Q2011. The adjusted EBITDA margin for the power segment in 1Q2012 amounted to 7.3% compared to 9.6% in 1Q2011. Depreciation and amortization in power segment in 1Q2012 decreased by 28.1% comparing with the 1Q2011 from $5.7 million to $4.1 million.

Mechel-Energo OOO’s Chief Executive Officer Yuri Yampolsky noted: “The division’s results improved in the fourth quarter as expected, which was due to the heating season and an increase in capacity utilization. The segment had positive results in operational profit and EBITDA. Nevertheless, growing commercial costs, mostly due to rising electricity traffic tariffs, had a marked effect on the end result. In order to improve the situation, we have worked out and are implementing a series of steps aimed at cutting production costs as well as optimizing the capital expense program.”

Recent Highlights

•	In May 2012, Mechel announced that the Board of Directors held a meeting confirming recommendations to the annual general shareholders’ meeting regarding the payment of dividends.

•	In May 2012, Mechel reported about the visit of Russian Federation’s Industry and Trade Minister Denis Manturov to the construction site for Chelyabinsk Metallurgical Plant OAO’s universal rolling mill.

•	In June 2012, Mechel reported that Chairman of the Board of Directors Igor Zyuzin met with Minmetals Corporation’s President Zhou Zhongshu during Mr. Zyuzin’s trip as part of the Russian delegation in the framework of Russian Federation’s President Vladimir Putin’s official visit to People’s Republic of China. During the meeting, the sides discussed the issues of implementing the project for the construction of the universal rolling mill at Chelyabinsk Metallurgical Plant (CMP), where Minmetals, one of China’s largest state industrial corporations, is general contractor.

***

Financial Position

Capital expenditure on property, plant and equipment and acquisition of mineral licenses for the 1Q 2012 amounted to $276.2 million, of which $147.8 million was invested in the mining segment, $114.4 million was invested in the steel segment, $11.8 million was invested in the ferroalloy segment and $2.2 million was invested in the power segment.

As of March 31, 2012, total debt was at $9.6 billion. Cash and cash equivalents amounted to $439.7 million and net debt amounted to $9.2 billion (net debt is defined as total debt outstanding less cash and cash equivalents) at end of 1Q 2012.

The management of Mechel will host a conference call today at 10:00 a.m. New York time (3:00 p.m. London time, 6:00 p.m. Moscow time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at http://www.mechel.com, under the Investor Relations section.

***

Mechel OAO
Vladislav Zlenko
Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
vladislav.zlenko@mechel.com

***

Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

Attachments to the 1Q 2012 Earnings Press Release

Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain/(loss), Gain/(loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Amount attributable to non-controlling interests and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry. Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results

US$ thousand	1Q 2012	1Q 2011
Net income	218,019	309,116

Add:
Depreciation, depletion and amortization Forex loss / (gain)	155,857	140,209
Loss from remeasurement of contingent liabilities at	(170,915)	(152,969)
fair value	460	421
Interest expense	161,061	140,320
Interest income	(18,772)	(4,306)
Net result on the disposal of non-current assets	(516)	(6,671)
Amount attributable to non-controlling interests	15,016	29,432
Income taxes	103,192	111,299

Adjusted EBITDA	463,402	566,852

US$ thousand	1Q 2012	4Q 2011
Net income	218,019	201,155

Add:
Depreciation, depletion and amortization Forex loss / (gain)	155,857	139,533
Loss from remeasurement of contingent liabilities at	(170,915)	(14,441)
fair value	460	457
Interest expense	161,061	113,363
Interest income	(18,772)	(6,689)
Net result on the disposal of non-current assets	(516)	11,301
Amount attributable to non-controlling interests	15,016	22,516
Income taxes	103,192	69,147

Adjusted EBITDA	463,402	536,342

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2012	1Q 2011
Revenue, net	2,950,047	2,934,491

Adjusted EBITDA	463,402	566,852

Adjusted EBITDA, margin	15.71%	19.32%

US$ thousand	1Q 2012	4Q 2011
Revenue, net	2,950,047	2,929,159

Adjusted EBITDA	463,402	536,342

Adjusted EBITDA, margin	15.71%	18.31%

Mining Segment

US$ thousand	1Q 2012	1Q 2011
Net income	241,504	290,675

Add:
Depreciation, depletion and amortization Forex loss / (gain)	81,620	82,984
Loss from remeasurement of contingent liabilities at	(102,410)	(155,495)
fair value	460	421
Interest expense	68,533	86,190
Interest income	(23,575)	(45,984)
Net result on the disposal of non-current assets	419	(2,323)
Amount attributable to non-controlling interests	17,916	18,434
Income taxes	73,649	86,291

Adjusted EBITDA	358,116	361,193

US$ thousand	1Q 2012	4Q 2011
Net income	241,504	439,066

Add:
Depreciation, depletion and amortization Forex loss / (gain)	81,620	84,077
Loss from remeasurement of contingent liabilities at	(102,410)	(38,597)
fair value	460	457
Interest expense	68,533	51,167
Interest income	(23,575)	(20,988)
Net result on the disposal of non-current assets	419	8,892
Amount attributable to non-controlling interests	17,916	22,983
Income taxes	73,649	45,768

Adjusted EBITDA	358,116	592,825

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2012	1Q 2011
Revenue (including intersegment sales)	1,158,340	1,088,384

Adjusted EBITDA	358,116	361,193

Adjusted EBITDA, margin	30.92%	33.19%

US$ thousand	1Q 2012	4Q 2011
Revenue (including intersegment sales)	1,158,340	1,325,179

Adjusted EBITDA	358,116	592,825

Adjusted EBITDA, margin	30.92%	44.74%

Steel Segment

US$ thousand	1Q 2012	1Q 2011
Net (loss) / income	(15,564)	15,181

Add:
Depreciation, depletion and amortization	43,651	29,142
Forex (gain) / loss	(91,155)	14,204
Interest expense	86,864	74,427
Interest income	(3,023)	(6,329)
Net result on the disposal of non-current assets	457	(412)
Amount attributable to non-controlling interests	(3,398)	3,928
Income taxes	30,757	19,662

Adjusted EBITDA	48,589	149,803

US$ thousand	1Q 2012	4Q 2011
Net loss	(15,564)	(194,389)

Add:
Depreciation, depletion and amortization	43,651	31,149
Forex (gain) / loss	(91,155)	21,591
Interest expense	86,864	73,410
Interest income	(3,023)	(2,569)
Net result on the disposal of non-current assets	457	1,463
Amount attributable to non-controlling interests	(3,398)	(560)
Income taxes	30,757	20,099

Adjusted EBITDA	48,589	(49,806)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2012	1Q 2011
Revenue (including intersegment sales)	1,728,122	1,846,073

Adjusted EBITDA	48,589	149,803

Adjusted EBITDA, margin	2.81%	8.11%

US$ thousand	1Q 2012	4Q 2011
Revenue (including intersegment sales)	1,728,122	1,617,376

Adjusted EBITDA	48,589	(49,806)

Adjusted EBITDA, margin	2.81%	-3.08%

Ferroalloys Segment

US$ thousand	1Q 2012	1Q 2011
Net loss	(56,040)	(2,247)

Add:
Depreciation, depletion and amortization	26,480	22,376
Forex (gain) / loss	22,663	(11,882)
Interest expense	8,093	23,230
Interest income	(212)	(495)
Net result on the disposal of non-current assets	102	467
Amount attributable to non-controlling interests	(1,430)	2,911
Income taxes	(7,154)	746

Adjusted EBITDA	(7,498)	35,106

US$ thousand	1Q 2012	4Q 2011
Net loss	(56,040)	(39,141)

Add:
Depreciation, depletion and amortization	26,480	23,497
Forex loss	22,663	2,586
Interest expense	8,093	1,868
Interest income	(212)	(375)
Net result on the disposal of non-current assets	102	964
Amount attributable to non-controlling interests	(1,430)	(1,984)
Income taxes	(7,154)	1,362

Adjusted EBITDA	(7,498)	(11,223)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2012	1Q 2011
Revenue (including intersegment sales)	152,544	176,799

Adjusted EBITDA	(7,498)	35,106

Adjusted EBITDA, margin	-4.92%	19.86%

US$ thousand	1Q 2012	4Q 2011
Revenue (including intersegment sales)	152,544	131,885

Adjusted EBITDA	(7,498)	(11,223)

Adjusted EBITDA, margin	-4.92%	-8.51%

Power Segment

US$ thousand	1Q 2012	1Q 2011
Net income	11,435	20,194

Add:
Depreciation, depletion and amortization	4,107	5,707
Forex (gain) / loss	(13)	204
Interest expense	5,624	5,180
Interest income	(15)	(205)
Net result on the disposal of non-current assets	(1,495)	(4,403)
Amount attributable to non-controlling interests	1,928	4,159
Income taxes	5,939	4,601

Adjusted EBITDA	27,510	35,437

US$ thousand	1Q 2012	4Q 2011
Net income / (loss)	11,435	(5,907)

Add:
Depreciation, depletion and amortization	4,107	811
Forex gain	(13)	(20)
Interest expense	5,624	4,158
Interest income	(15)	2
Net result on the disposal of non-current assets	(1,495)	(16)
Amount attributable to non-controlling interests	1,928	2,074
Income taxes	5,939	1,917

Adjusted EBITDA	27,510	3,019

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1Q 2012	1Q 2011
Revenue (including intersegment sales)	379,604	368,572

Adjusted EBITDA	27,510	35,437

Adjusted EBITDA, margin	7.25%	9.61%

US$ thousand	1Q 2012	4Q 2011
Revenue (including intersegment sales)	379,604	336,884

Adjusted EBITDA	27,510	3,019

Adjusted EBITDA, margin	7.25%	0.90%

Consolidated Balance Sheets
(in thousands of U.S. dollars, except share amounts)
March 31, 2012		December 31, 2011
(unaudited)

ASSETS
Cash and cash equivalents	$439,677	$643,379
Accounts receivable, net of allowance for doubtful accounts of $54,062 as of March 31, 2012 and $50,966 as of December 31, 2011	943,319	824,560
Due from related parties	1,395,579	1,315,288
Inventories	2,552,785	2,599,097
Deferred income taxes	44,660	36,056
Prepayments and other current assets	600,825	654,285
Total current assets	5,976,845	6,072,665

Long-term investments in related parties	9,584	8,150
Other long-term investments	15,811	13,997
Property, plant and equipment, net	7,868,715	7,076,303
Mineral licenses, net	4,845,111	4,733,676
Other non-current assets	227,637	222,442
Deferred income taxes	43,257	27,817
Goodwill	1,249,445	1,151,187
Total assets	$20,236,405	$19,306,237

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$2,486,197	$2,651,357
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	1,055,285	976,187
Advances received	213,972	206,156
Accrued expenses and other current liabilities	291,607	281,762
Taxes and social charges payable	313,032	277,284
Unrecognized income tax benefits	2,190	2,190
Due to related parties	159,875	179,672
Asset retirement obligation, current portion	4,553	3,703
Deferred income taxes	34,613	41,822
Pension obligations, current portion	24,120	22,172
Dividends payable	4	4
Finance lease liabilities, current portion	110,546	96,907
Total current liabilities	$4,695,994	$4,739,216

Long-term debt, net of current portion	7,138,673	6,745,524
Asset retirement obligations, net of current portion	42,849	40,214
Pension obligations, net of current portion	153,582	144,182
Deferred income taxes	1,580,501	1,514,014
Finance lease liabilities, net of current portion	398,425	375,249
Other long-term liabilities	371,472	382,512
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of March 31, 2012 and December 31, 2011)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of March 31, 2012 and December 31, 2011)	25,314	25,314
Additional paid-in capital	846,310	845,994
Accumulated other comprehensive loss	(139,991)	(356,147)
Retained earnings	4,560,115	4,342,096

Equity attributable to shareholders of Mechel OAO	5,425,255	4,990,764
Non-controlling interests	429,654	374,562

Total equity	5,854,909	5,365,326

Total liabilities and equity	$20,236,405	$19,306,237

Consolidated Statements of Income and Comprehensive
Income
(in thousands of U.S. dollars)	For 3 months ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Revenue, net (including related party amounts of $144,235 and $276,079 during 3 months 2012 and 2011, respectively)	$2,950,047	$2,934,491
Cost of goods sold (including related party amounts of $285,261 and $451,125 during 3 months 2012 and 2011, respectively)	(1,975,214)	(1,913,111)

Gross profit	974,833	1,021,380
Selling, distribution and operating expenses:
Selling and distribution expenses	(492,538)	(393,470)
Taxes other than income tax	(31,961)	(38,019)
Accretion expense	(1,315)	(1,691)
Loss on write-off of property, plant and equipment	(438)	(5,474)
Recovery of allowance for doubtful accounts	109	24
General, administrative and other operating expenses, net	(134,663)	(134,396)

Total selling, distribution and operating expenses, net	(660,806)	(573,026)

Operating income	314,027	448,354
Other income and (expense):
Income (loss) from equity investments	705	(122)
Interest income	18,772	4,306
Interest expense	(161,061)	(140,320)
Foreign exchange gain	170,914	152,968
Other (expenses) income, net	(7,130)	(15,339)

Total other income and (expense), net	22,200	1,493

Income from continuing operations, before income tax	336,227	449,847
Income tax expense	(103,192)	(111,299)

Net income	233,035	338,548
Less: Net income attributable to non-controlling interests	(15,016)	(29,432)

Net income attributable to shareholders of Mechel OAO	$218,019	$309,116
Less: Dividends on preferred shares	—	—
Net income attributable to common shareholders of Mechel OAO	218,019	309,116

Net income	233,035	338,548
Currency translation adjustment	252,864	176,022
Change in pension benefit obligation	3,330	2,393
Adjustment of available-for-sale securities	354	(1,363)

Comprehensive income	$489,583	$515,600

Comprehensive income attributable to non-controlling interests	(55,408)	(55,173)
Comprehensive income attributable to shareholders of Mechel OAO	434,175	460,427

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	3 months ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net income attributable to shareholders of Mechel OAO	218,019	309,116
Net income attributable to non-controlling interests	15,016	29,432

Net income	$233,035	$338,548
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	115,592	92,797
Depletion and amortization	40,265	47,412
Foreign exchange gain	(170,915)	(152,968)
Deferred income taxes	(25,179)	16,657
(Recovery of allowance) allowance for doubtful accounts	(109)	1,811
Change in inventory reserves	19,849	(10,521)
Accretion expense	1,315	1,691
Loss on write-off of property, plant and equipment	438	5,474
Income (loss) from equity investments	(705)	122
Non-cash interest on pension liabilities	2,964	2,810
Gain on sale of property, plant and equipment	(866)	(10,476)
Gain on sale of investments	—	(28)
Change in asset retirement obligations	(1,242)	(664)
Gain on accounts payable with expired legal term	(329)	(78)
Gain on forgiveness of fines and penalties	(22)	—
Amortization of loan origination fee	11,255	12,161
Loss resulting from accretion and remeasurement of contingent obligation	460	421
Pension service cost, amortisation of prior service cost and actuarial (gain) loss, other expenses	1,451	2,870
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	(80,962)	(193,856)
Inventories	176,292	(397,439)
Trade payable to vendors of goods and services	(3,031)	27,623
Advances received	(1,426)	(34,359)
Accrued taxes and other liabilities	24,720	84,025
Settlements with related parties	(71,237)	(114,221)
Other current assets	73,824	(59,267)
Advanced payments to non-state pension funds	—	(5,107)
Unrecognized income tax benefits	—	(2,467)
Net cash provided by (used in) operating activities	345,437	(347,029)

Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(8,158)	-
Short-term loans issued and other investments	(310)	(249,059)
Proceeds from short-term loans issued	600	208,435
Proceeds from disposals of property, plant and equipment	7,998	10,590
Purchases of mineral licenses	(515)	(3,998)
Purchases of property, plant and equipment	(275,717)	(331,194)
Net cash used in investing activities	(276,102)	(365,226)

Cash Flows from Financing Activities
Proceeds from borrowings	998,764	1,419,512
Repayment of borrowings	(1,273,877)	(882,426)
Acquisition of non-controlling interest in subsidiaries	(33)	—
Repayment of obligations under finance lease	(29,648)	(17,040)
Net cash (used in) provided by financing activities	(304,794)	520,046

Effect of exchange rate changes on cash and cash equivalents	31,757	64,326
Net decrease in cash and cash equivalents	(203,702)	(127,883)

Cash and cash equivalents at beginning of period	643,379	340,800
Cash and cash equivalents at end of period	$439,677	$212,917